Exhibit 10.51A

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement is made and entered into on the 19th day of November, 2015, among CSG SYSTEMS INTERNATIONAL, INC. ("CSGS"), a Delaware corporation, CSG SYSTEMS, INC. ("Systems"), a Delaware corporation, and BRET C. GRIESS (the "Executive"). CSGS and Systems collectively are referred to in this Employment Agreement as the "Companies".

* * *

WHEREAS, the Companies and the Executive entered into an Employment Agreement dated February 19, 2009 (the "Employment Agreement"); and

WHEREAS, the Companies and the Executive have agreed upon certain amendments to the Employment Agreement which will become effective on November 19, 2015 (the "Effective Date"); and

WHEREAS, on the Effective Date, this Amended and Restated Employment Agreement will supersede and replace the Employment Agreement;

NOW, THEREFORE, the Companies and the Executive agree, that effective on the Effective Date, the terms of the Executive's employment by the Companies are as follows:

1.   Employment and Duties.  Each of the Companies hereby employs the Executive as its President and Chief Executive Officer commencing January 1, 2016, and continuing throughout the term of this agreement and agrees to cause the Executive from time to time to be elected or appointed to such corporate office.  The duties and responsibilities of the Executive shall include the duties and responsibilities of the Executive's corporate office referred to in the preceding sentence which are set forth in the respective bylaws of the Companies from time to time and such other duties and authorities consistent with the Executive's corporate offices referred to in the preceding sentence and this agreement which the Board of Directors of CSGS (the "Board") from time to time may assign to the Executive.  If the Executive is elected or appointed as a director of CSGS or Systems or as an officer or director of any of the respective subsidiaries of the Companies during the term of this agreement, then he also shall serve in such capacity or capacities but without additional compensation.

2.   Term of Employment.  The employment of the Executive under this agreement will begin on the date of this agreement with the Executive continuing in his position as the President of the Companies and becoming both the President and the Chief Executive Officer of the Companies commencing January 1, 2016, and shall continue until the first to occur of (a) the Executive's death, (b) the effective date of the Executive's voluntary resignation as an employee of the Companies, (c) the effective date of the termination of the Executive's employment by the Companies by reason of the Executive's disability pursuant to Paragraph 10(b) of this agreement, (d) the effective date of the termination of the Executive's employment by the Companies for

436463.4

cause pursuant to Paragraph 10(c) of this agreement, (e) the effective date of the termination of the Executive's employment by the Companies for any reason other than cause or the Executive's death or disability pursuant to Paragraph 10(d) or Paragraph 10(e) of this agreement, or (f) the effective date of the termination of the Executive's employment pursuant to Paragraph 10(f) of this agreement.  Upon the termination of the employment of the Executive under this agreement, the applicable provisions of Paragraph 10 of this agreement shall become effective; and the Companies and the Executive thereupon and thereafter shall comply with the applicable provisions of Paragraph 10 of this agreement.

3.   Place of Employment.  The Companies’ headquarters shall remain in Denver, Colorado.  The Companies shall maintain a suitably staffed office for the Executive in the Omaha, Nebraska, metropolitan area during the term of this agreement.  If the Executive relocates his executive office and principal residence to the Denver, Colorado, area, then the Companies will reimburse the Executive for the reasonable expenses which he incurs in connection with such relocation in accordance with the policies of the Companies relating to employee relocation reimbursements. The Executive shall not be required, without his written consent, to relocate or transfer his executive office and principal residence from the immediate vicinity of the Omaha, Nebraska, metropolitan area.

4.   Base Salary.  For all services to be rendered by the Executive pursuant to this Agreement, the Companies agree to pay the Executive during the term of this agreement a base salary (the "Base Salary") for each calendar year at an annual rate which is not less than the annual rate of the Executive's Base Salary in effect on December 31 of the immediately preceding calendar year.  The Executive's annual incentive bonus provided for in Paragraph 5 and all other compensation and benefits to which the Executive is or may become entitled pursuant to this agreement or under any plans or programs of the Companies shall be in addition to the Base Salary.  The Executive's Base Salary commencing January 1, 2016, will be $650,000.

5.  Annual Incentive Bonus.  The Compensation Committee of the Board shall provide an incentive bonus program for the Executive for each calendar year during the term of this agreement.  The Executive and the Companies understand and acknowledge that, among other things, such incentive bonus program will involve achievement by the Companies of various financial objectives, which may include but are not limited to revenues and earnings, and also may include achievement by the Companies or the Executive of various mutually agreed-upon non-financial objectives.  Such incentive bonus program for each calendar year beginning after December 31,  2015, shall provide the opportunity for the Executive to earn an incentive bonus of not less than one hundred fifty percent (150%) of his Base Salary for such calendar year if the agreed upon objectives are fully achieved.  The Board from time to time also may establish incentive compensation programs for the Executive covering periods of more than one (1) year, and any such programs shall be in addition to the annual incentive bonus program required by this Paragraph 5.

6.   Expenses.  During the term of this agreement, the Executive shall be entitled to prompt reimbursement by the Companies of all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by the Executive (in accordance with the policies and procedures established by the Companies for their respective senior executive officers) in the

436463.4

performance of his duties and responsibilities under this agreement; provided, that the Executive shall properly account for such expenses in accordance with the policies and procedures of the Companies, which may include but are not limited to itemized accountings.

7.   Other Benefits.  During the term of this agreement, the Companies shall provide to the Executive and his eligible dependents at the expense of the Companies individual or group medical, hospital, dental, and long-term disability insurance coverages and group life insurance coverage, in each case at least as favorable as those coverages which are provided to other senior executive officers of the Companies.  During the term of this agreement, the Executive also shall be entitled to participate in such other benefit plans or programs which the Companies from time to time may make available to their employees generally (except, if applicable, any programs in which executive officers of CSGS are not eligible to participate because of securities law reasons).

8.   Vacations and Holidays.  During the term of this agreement, the Executive shall be entitled to paid vacations and holidays in accordance with the policies of the Companies in effect from time to time for their respective senior executive officers, but in no event shall the Executive be entitled to less than four (4) weeks of vacation during each calendar year.

9.   Full-Time Efforts and Other Activities.  During the term of this agreement, to the best of his ability and using all of his skills, the Executive shall devote substantially all of his working time and efforts during the normal business hours of the Companies to the business and affairs of the Companies and to the diligent and faithful performance of the duties and responsibilities assigned to him pursuant to this agreement, except for vacations, holidays, and sick days.  However, the Executive may devote a reasonable amount of his time to civic, community, or charitable activities, to service on the governing bodies or committees of trade associations or similar organizations of which either or both of the Companies are members, and, with the prior approval of the Board, to service as a director of other corporations and to other types of activities not expressly mentioned in this paragraph, so long as the activities referred to in this sentence do not materially interfere with the proper performance of the Executive's duties and responsibilities under this agreement.  The Executive also shall be free to manage and invest his assets in such manner as will not require any substantial services by the Executive in the conduct of the businesses or affairs of the entities or in the management of the properties in which such investments are made, so long as such activities do not materially interfere with the proper performance of the Executive's duties and responsibilities under this agreement.  At all times during the term of this agreement, the Executive shall comply with the requirements of the then current Code of Ethics and Business Conduct of CSGS.

10.  Termination of Employment.

(a)  Termination Because of Death.  The Executive's employment by the Companies under this agreement shall terminate upon his death.  If the Executive's employment under this agreement terminates because of his death, then the Executive's estate or his beneficiaries (as further described in subparagraph 10(k)) will be entitled to receive the following compensation and benefits from the Companies:

436463.4

(i)A lump sum payment equal to the sum of the following, to the extent accrued and unpaid up to and including the date of termination of the Executive’s employment (the "Termination Date"): (A) the Executive’s Base Salary, and (B) the balance of the Executive’s earned and unused vacation pay, in each case payable within fourteen (14) days after the Termination Date (collectively, the "Accrued Benefits");

(ii)A lump sum payment under the terms of the then-existing annual incentive bonus plan for senior executives of the Companies, on a pro rata basis, equal to the product of (A) the Executive's annual incentive bonus for the calendar year in which the Termination Date occurs (computed as if the Executive were employed by the Companies throughout such calendar year) and (B) a fraction, the numerator of which is the number of days during the calendar year in which the Termination Date occurs that the Executive was employed by the Companies and the denominator of which is 365, payable on the date bonuses are paid under the annual incentive bonus plan to then-current senior executives of the Companies (the "Pro Rata Bonus");

(iii)Any other amounts earned, accrued, or owed to the Executive under this agreement but not paid as of the Termination Date; and

(iv)Any other benefits payable by reason of the Executive's death, or to which the Executive otherwise may be entitled, under any benefit plans or programs of the Companies in effect on the Termination Date.

(b)  Termination Because of Disability.  If the Executive becomes incapable by reason of physical injury, disease, or mental illness of substantially performing his duties and responsibilities under this agreement with or without a reasonable accommodation for a continuous period of six (6) months or more or for more than one hundred eighty (180) days in the aggregate (whether or not consecutive) during any 12-month period, then at any time after the elapse of such six-month period or such 180 days, as the case may be, the Board may terminate the Executive's employment by the Companies under this agreement.  If the Executive's employment under this agreement is terminated by the Board because of such disability on the part of the Executive, then the Executive will be entitled to receive the following compensation and benefits from the Companies:

(i)The Accrued Benefits, payable within fourteen (14) days after the Termination Date;

436463.4

(ii)The Pro Rata Bonus, payable on the date bonuses are paid under the annual incentive bonus plan to then-current employees;

(iii)Any other amounts earned, accrued, or owed to the Executive under this agreement but not paid as of the Termination Date;

(iv)Continued participation at the Companies' expense in the group medical, dental, life, and long-term disability insurance benefit plans or programs of the Companies which may be in effect from time to time and in which the Executive was participating as of the Termination Date, to the extent that such continued participation by the Executive is permitted under the terms and conditions of such plans (unless such continued participation is restricted or prohibited by applicable governmental regulations governing such plans), until the first to occur of the cessation of such disability, the Executive's death, the Executive's attainment of age sixty-five (65), or (separately with respect to the termination of each benefit) the provision of a substantially equivalent benefit to the Executive by another employer of the Executive; and

(v)Any other benefits payable by reason of the Executive's disability, or to which the Executive otherwise may be entitled, under any benefit plans or programs of the Companies in effect on the Termination Date.

For purposes of this subparagraph (b), decisions with respect to the Executive's disability shall be made by the Board, using its reasonable good faith judgment; and, in making any such decision, the Board shall consider and rely upon the opinions of (i) a duly licensed and qualified physician selected by a majority of the members of the Board who are not employees of either of the Companies or any of their respective subsidiaries and (ii) the Executive's personal physician.

(c)  Termination for Cause.  The Board may terminate the Executive's employment by the Companies under this agreement for cause; however, for purposes of this agreement "cause" shall mean only (i) the Executive's confession or conviction of theft, fraud, embezzlement, or other crime involving dishonesty, (ii) the Executive's certification of materially inaccurate financial or other information pertaining to the Companies (or either of them) or any of the respective subsidiaries of the Companies with actual knowledge of such inaccuracies on the part of the Executive, (iii) the Executive's refusal or willful failure to cooperate with an investigation by a governmental agency pertaining to the financial or other business affairs of the Companies (or either of them) or any of the respective subsidiaries of the Companies unless such refusal or willful failure is based upon a written directive of the Board or the written advice of counsel, (iv) the Executive's excessive absenteeism (other than by reason of physical injury, disease, or mental illness) without a reasonable justification and failure on the part of the Executive to cure such absenteeism within twenty (20) days after the Executive's receipt of a written notice from the Board setting forth the particulars of such absenteeism, (v) material violation by the Executive of

436463.4

the provisions of Paragraph 11, (vi) habitual and material negligence by the Executive in the performance of his duties and responsibilities under or pursuant to this agreement and failure on the part of the Executive to cure such negligence within twenty (20) days after his receipt of a written notice from the Board setting forth in reasonable detail the particulars of such negligence, (vii) material non-compliance by the Executive with his obligations under Paragraph 9 and failure to correct such non-compliance within twenty (20) days after the Executive's receipt of a written notice from the Board setting forth in reasonable detail the particulars of such non-compliance, (viii) material failure by the Executive to comply with a lawful directive of the Board and failure to cure such non-compliance within twenty (20) days after the Executive's receipt of a written notice from the Board setting forth in reasonable detail the particulars of such non-compliance, (ix) a material breach by the Executive of any of his fiduciary duties to the Companies (or either of them) or any of the respective subsidiaries of the Companies and, if such breach is curable, the Executive's failure to cure such breach within ten (10) days after the Executive's receipt of a written notice from the Board setting forth in reasonable detail the particulars of such breach, or (x) willful misconduct or fraud on the part of the Executive in the performance of the Executive's duties under this agreement as determined in good faith by the Board.  In no event shall the results of operations of the Companies or any business judgment made in good faith by the Executive constitute an independent basis for termination for cause of the Executive's employment under this agreement.  Any termination of the Executive's employment for cause must be authorized by a majority vote of the Board taken not later than six (6) months after a majority of the members of the Board (other than the Executive if he is a member of the Board) have actual knowledge of the occurrence of the event or conduct constituting the cause for such termination.  If the Executive's employment under this agreement is terminated by the Board for cause, then the Executive will be entitled to receive the following compensation and benefits from the Companies:

(i)The Accrued Benefits, payable within fourteen (14) days after the Termination Date;

(ii)Any other amounts earned, accrued, or owed to the Executive under this agreement but not paid as of the Termination Date; and

(iii)Any other benefits payable to the Executive upon his termination for cause, or to which the Executive otherwise may be entitled, under any benefit plans or programs of the Companies in effect on the Termination Date.

(d)  Termination Without Cause Prior to a Change of Control.  If, prior to the occurrence of a Change of Control, the Companies terminate the Executive's employment under this agreement for any reason other than cause or the Executive's death or disability, then the Executive will be entitled to receive the compensation, benefits, and other payments from the Companies provided in the following clauses (i), (iii), and (v) of this subparagraph (d) and, if the Executive (A) executes a release of all claims in a form reasonably acceptable to the Companies and the Executive (the "Release") and the applicable revocation period with respect to the Release expires within 45 days (or such longer period as required by law) following the

436463.4

Termination Date and (B) continues to comply with (1) the Executive’s fiduciary obligations to the Companies, (2) the Executive’s covenants under Paragraphs 18 and 19 of this agreement, and (3) any other material ongoing obligations relating to the Companies to which the Executive is subject, also will be entitled to receive the payments and benefits provided in the following clauses (ii) and (iv) of this subparagraph (d):

(i)The Accrued Benefits, payable within fourteen (14) days after the Termination Date;

(ii)An amount equal to one hundred percent (100%) of the average of the Executive's compensation shown in Box 1 ("Wages, tips, other compensation") of the Executive's Internal Revenue Service Form W-2 for each of the three calendar years immediately preceding the calendar year in which the Termination Date occurs, payable in substantially equal installments in accordance with the Companies' normal payroll practices for the twelve (12) months following the Termination Date; provided, that (A) such payments shall commence on the first regularly scheduled payroll date that is at least sixty (60) days following the Termination Date upon the conditions that the Executive has delivered the signed Release to the Companies and the Release has become irrevocable (the "Payment Commencement Date") and (B) the first such payment shall include all payments that otherwise would have been paid to the Executive pursuant to this subparagraph between the Termination Date and the Payment Commencement Date if such payments had commenced as of the Termination Date;

(iii)Any other amounts earned, accrued, or owed to the Executive under this agreement but not paid as of the Termination Date;

(iv)Continued participation at the Companies' expense in the group medical, dental, life, and long-term disability insurance benefit plans or programs of the Companies which may be in effect from time to time and in which the Executive was participating as of the Termination Date, to the extent that such continued participation by the Executive is permitted under the terms and conditions of such plans (unless such continued participation is restricted or prohibited by applicable governmental regulations governing such plans), until the first to occur of one (1) year after the Termination Date or (separately with respect to the termination of each benefit) the provision of a substantially equivalent benefit to the Executive by another employer of the Executive; and

436463.4

(v)Any other benefits payable to the Executive upon his termination without cause, or to which the Executive otherwise may be entitled, under any benefit plans or programs of the Companies in effect on the Termination Date.

(e)  Termination Without Cause After a Change of Control.  If, within eighteen (18) months after the occurrence of a Change of Control (as determined under Paragraph 15 of this agreement), the Companies or any Permitted Assignee terminates the Executive's employment under this agreement for any reason other than cause or the Executive's death or disability, then the Executive shall be entitled to receive the compensation, benefits, and other payments from the Companies provided in the following clauses (i), (ii), (iv), and (vi) of this subparagraph (e) and, if the Executive (A) executes a release of all claims in a form reasonably acceptable to the Companies (the "Release") and the applicable revocation period with respect to the Release expires within 45 days (or such longer period as required by law) following the Termination Date and (B) continues to comply with (1) the Executive’s fiduciary obligations to the Companies, (2) the Executive’s covenants under Paragraphs 18 and 19 of this agreement, and (3) any other material ongoing obligations relating to the Companies to which the Executive is subject, also will be entitled to receive the payments and benefits provided in the following clauses (iii) and (v) of this subparagraph (e):

(i)The Accrued Benefits, payable within fourteen (14) days after the Termination Date;

(ii)The automatic vesting of all unvested Restricted Stock Awards under Restricted Stock Award Agreements between CSGS and the Executive which are in effect on the Termination Date and which provide for automatic vesting of the unvested Award Shares upon the Executive's involuntary (on the part of the Executive) termination of employment without cause after the occurrence of a Change of Control (the "Change of Control Termination");

(iii)An amount (if any) which is (A) $1.00 less than the amount that, if paid by the Companies to the Executive, would result in the imposition of a tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), on "excess parachute payments" (as defined in Section 280G of the Code) received or receivable by the Executive in connection with or as a result of the Executive's Change of Control Termination minus (B) the fair market value of all other payments or benefits in the nature of compensation for purposes of Section 280G of the Code received or receivable by the Executive in connection with or as a result of the Executive's Change of Control Termination, less any portion of such fair market value which, pursuant to U.S. Treasury Regulations under Section 280G of the Code, is not treated as contingent on the change of

436463.4

ownership or control of CSGS (the "280G Adjustment"),  the amount of any payment to be made pursuant to this subparagraph (e)(iii) to be determined either by a nationally recognized firm of registered public accountants or by independent tax counsel selected and paid for by the Companies promptly after the Termination Date and to be paid in a lump sum by the Companies to the Executive no later than thirty (30) days after the determination of such amount; solely by way of illustration of this subparagraph (e)(iii), if (1) the Executive’s “base amount” (as defined in Section 280G of the Code) is $1,000,000, (2) the fair market value of unvested performance-based Award Shares is $2,000,000, (3) the fair market value of unvested time-based Award Shares is $1,000,000 and the 280G Adjustment applicable to the unvested time-based Award Shares is $850,000, for a net of $150,000, and (4) the estimated value of medical insurance benefits is $40,000, then the amount payable to the Executive pursuant to this subparagraph (e)(iii) is $809,999 (3 times $1,000,000 ($3,000,000), minus $2,000,000, minus $150,000 ($1,000,000 - $850,000), minus $40,000, minus $1 = $809,999); and, notwithstanding the foregoing provisions of this subparagraph (e), if a change of control (as defined in Paragraph 15 of this agreement, in a Restricted Stock Award Agreement between the Executive and CSGS, or under any other benefit plan or program of the Companies) occurs which is not a change (i) in the ownership or effective control of CSGS or (ii) in the ownership of a substantial portion of the assets of CSGS for purposes of Section 280G of the Code (a "280G Change of Control"), then the payment (if any) required under this subparagraph (e)(iii) shall be computed and paid in the same manner as if such change of control were a 280G Change of Control;

(iv)Any other amounts earned, accrued, or owed to the Executive under this agreement but not paid as of the Termination Date; and

(v)Continued participation at the Companies' expense in the group medical, dental, life, and long-term disability insurance benefit plans or programs of the Companies which may be in effect from time to time and in which the Executive was participating as of the Termination Date, to the extent that such continued participation by the Executive is permitted under the terms and conditions of such plans (unless such continued participation is restricted or prohibited by applicable governmental regulations governing such plans), until the first to occur of two (2) years after the Termination Date or (separately with respect to the

436463.4

termination of each benefit) the provision of a substantially equivalent benefit to the Executive by another employer of the Executive; and

(vi)Any other benefits payable to the Executive upon his termination without cause, or to which the Executive otherwise may be entitled, under any benefit plans or programs of the Companies in effect on the Termination Date.

Notwithstanding the foregoing provisions of this subparagraph (e), with respect to compensation subject to Section 409A of the Code, the lump sum payment provision set forth in clause (iii) of this subparagraph (e) will only apply if the Change of Control event is also a "change in control event" as determined under Treasury Regulation section 1.409A-3(i)(5); otherwise, the payment will be made at the same time and in the same form as set forth in subparagraph 10(d)(ii) of this agreement.

(f)  Constructive Termination.  If at any time during the term of this agreement the Executive terminates his employment on account of a Constructive Termination, then the Executive shall be eligible to receive all of the payments and benefits provided in subparagraph 10(d) of this agreement, which shall be paid in accordance with subparagraph 10(d); however, if the Constructive Termination occurs within eighteen (18) months following a Change of Control, then the Executive instead shall be eligible to receive all of the payments and benefits provided in subparagraph 10(e) of this agreement, which shall be paid in accordance with subparagraph 10(e).  For purposes of this subparagraph (f), "Constructive Termination" means any action by the Board or a Permitted Assignee, in each case without the Executive’s prior consent, that materially and adversely alters the authority, duties, or responsibilities of the Executive.  Notwithstanding the foregoing provisions of this subparagraph (f), in no event will the occurrence of any such condition constitute a Constructive Termination unless (i) the Executive provides written notice to the Board or the Permitted Assignee (as applicable) of the existence of the condition giving rise to a Constructive Termination within ninety (90) days following the date the Executive first becomes aware of the existence of such condition and (B) the Board or Permitted Assignee (as applicable) fails to materially cure such condition to the Executive’s reasonable satisfaction within thirty (30) days following the date of such notice, upon which failure to cure the Executive will immediately resign his employment with the Companies.

(g)  Voluntary Resignation.  If the Executive voluntarily resigns as an employee of the Companies and thereby voluntarily terminates his employment under this agreement and if none of subparagraphs (a) through (f) of this Paragraph 10 is applicable to such termination, then the Executive will be entitled to receive only the following compensation, benefits, and other payments from the Companies:

(i)The Accrued Benefits, payable within fourteen (14) days after the Termination Date;

(ii)Any other amounts earned, accrued, or owed to the Executive under this agreement but not paid as of the Termination Date;

436463.4

(iii)If (and only if) the Executive's voluntary resignation is effective on December 31 of a particular calendar year, the Executive's annual incentive bonus (if any) for such calendar year, to be paid in accordance with the regular schedule for its payment; and

(iv)Any other benefits payable to the Executive upon his voluntary resignation, or to which the Executive otherwise may be entitled, under any benefit plans or programs of the Companies in effect on the Termination Date.

The Executive understands and agrees that if this subparagraph (g) is applicable to the termination of the Executive's employment with the Companies, then, unless his voluntary resignation is effective on December 31 of a particular calendar year, the Executive will not be entitled to any annual incentive bonus for the calendar year in which his voluntary resignation becomes effective.

(h)  Liquidated Damages.  The Executive agrees to accept the compensation, benefits, and other payments provided for in subparagraph (d), subparagraph (e), or subparagraph (f) of this Paragraph 10, as the case may be, as full and complete liquidated damages for any breach of this agreement relating to or resulting from the actual or constructive termination of the Executive's employment under this agreement for a reason other than cause or the Executive's death or disability; and the Executive shall not have and hereby waives and relinquishes any other rights or claims in respect of any such breach.

(i)  Notice of Other Benefits.  Whenever relevant for purposes of this Paragraph 10, the Executive promptly shall notify the Companies of his receipt from another employer of any benefits of the types referred to in subparagraphs (b)(iv), (d)(iv), and (e)(v) of this Paragraph 10.  Such information shall be updated by the Executive whenever necessary to keep the Companies informed on a current basis.

(j)  Modification of Benefit Plans or Programs.  Nothing contained in this Paragraph 10 shall obligate the Companies to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan or program referred to in subparagraph (b)(iv), (d)(iv), or (e)(v) of this Paragraph 10 so long as such actions are similarly applicable to senior executives of the Companies generally.

(k)  Rights of Estate.  The Executive may, by written instrument delivered to the Companies during the Executive's lifetime, designate primary and contingent beneficiaries to receive (at the same time or times that the payments would have been made to the Executive if the Executive were still living) the unpaid portion of any cash payments if the Executive dies prior to his receipt of all of the cash payments to which he may be entitled pursuant to subparagraph (a), (b), (c), (d), (e), (f), or (g) of this Paragraph 10, and the Executive may designate the proportions in which such beneficiaries are to receive such payments.  The Executive may change such beneficiary designations from time to time, and the last written

436463.4

beneficiary designation filed with the Companies prior to the Executive's death will control.  If the Executive fails to designate a beneficiary, or if no designated beneficiary survives the Executive, or if all designated beneficiaries who survive the Executive die before all payments are made, then the remaining payments shall be made to the legal representative of the Executive's estate.

11.   Nondisclosure.  During the term of this agreement and thereafter, the Executive shall not, without the prior written consent of the Board or a person (other than the Executive) so authorized by the Board, disclose or use for any purpose (except in the course of his employment under this agreement and in furtherance of the business of the Companies or any of their respective subsidiaries) any confidential information, trade secrets, or proprietary data of the Companies or any of their respective subsidiaries (collectively, for purposes of this agreement, "Confidential Information"); provided, however, that Confidential Information shall not include any information then known generally to the public or ascertainable from public or published information (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Companies or their respective subsidiaries, as the case may be.

12.   Successors and Assigns.  This agreement and all rights under this agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors, and assigns.  This agreement is personal in nature, and none of the parties to this agreement shall, without the written consent of the others, assign or transfer this agreement or any right or obligation under this agreement to any other person or entity, except as permitted by Paragraph 14.

13.   Notices.  For purposes of this agreement, notices and other communications provided for in this agreement shall be deemed to be properly given if delivered personally or sent either by next-business-day prepaid express delivery by a recognized national express delivery service or by United States certified mail, return receipt requested, postage prepaid, in either case addressed as follows:

If to the Executive:

Bret C. Griess

c/o CSG Systems, Inc.

18020 Burt Street

Omaha, Nebraska 68022

Margaret C. Hershiser, Attorney

Koley Jessen P.C., L.L.O.

1125 South 103rd Street, Suite 800

Omaha, Nebraska 68124

436463.4

If to the Companies:

CSG Systems International, Inc.

   and CSG Systems, Inc.

9555 Maroon Circle

Englewood, Colorado  80112

Attn:  General Counsel,

or to such other address as either party may have furnished to the other party in writing in accordance with this paragraph.  Such notices or other communications shall be effective only upon receipt.

14.   Merger, Consolidation, Sale of Assets.  In the event of (a) a merger of Systems with another corporation (other than CSGS) in a transaction in which Systems is not the surviving corporation, (b) the consolidation of Systems into a new corporation resulting from such consolidation, (c) the sale or other disposition of all or substantially all of the assets of Systems, the Companies may assign this agreement and all of the rights and obligations of the Companies under this agreement to the surviving, resulting, or acquiring entity (for purposes of this agreement, a "Permitted Assignee"); provided, that such surviving, resulting, or acquiring entity shall in writing assume and agree to perform all of the obligations of the Companies under this agreement; and provided further, that the Companies shall remain jointly and severally liable for the performance of the obligations of the Companies under this agreement in the event of a failure of the Permitted Assignee to perform its obligations under this agreement.

15.   Change of Control.  For purposes of this agreement, a "Change of Control" shall be deemed to have occurred upon the happening of any of the following events:

(a)

CSGS is merged or consolidated into another corporation, and immediately after such merger or consolidation becomes effective the holders of a majority of the outstanding shares of voting capital stock of CSGS immediately prior to the effectiveness of such merger or consolidation do not own (directly or indirectly) a majority of the outstanding shares of voting capital stock of the surviving or resulting corporation in such merger or consolidation;

(b)

any person, entity, or group of persons within the meaning of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "1934 Act") and the rules promulgated thereunder becomes the beneficial owner (within the meaning of Rule 13d-3 under the 1934 Act) of thirty percent (30%) or more of the outstanding voting capital stock of CSGS;

(c)

the Common Stock of CSGS ceases to be publicly traded because of an issuer tender offer or other "going private" transaction (other than a transaction sponsored by the then current management of CSGS);

436463.4

(d)

CSGS dissolves or sells or otherwise disposes of all or substantially all of its property and assets (other than to an entity or group of entities which is then under common majority ownership (directly or indirectly) with CSGS);

(e)

in one or more substantially concurrent transactions or in a series of related transactions, CSGS directly or indirectly disposes of a portion or portions of its business operations (collectively, the "Sold Business") other than by ceasing to conduct the Sold Business without its being acquired by a third party (regardless of the entity or entities through which CSGS conducted the Sold Business and regardless of whether such disposition is accomplished through a sale of assets, the transfer of ownership of an entity or entities, a merger, or in some other manner) and either (i) the fair market value of the consideration received or to be received by CSGS for the Sold Business is equal to at least fifty percent (50%) of the market value of the outstanding Common Stock of CSGS determined by multiplying the average of the closing prices for the Common Stock of CSGS on the thirty (30) trading days immediately preceding the date of the first public announcement of the proposed disposition of the Sold Business by the average of the numbers of outstanding shares of Common Stock on such thirty (30) trading days or (ii) the revenues of the Sold Business during the most recent four (4) calendar quarters ended prior to the first public announcement of the proposed disposition of the Sold Business represented fifty percent (50%) or more of the total consolidated revenues of CSGS during such four (4) calendar quarters; or

(f)

during any period of two consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors of CSGS cease, for any reason, to constitute at least a majority of the Board of Directors of CSGS, unless the election or nomination for election of each new director of CSGS who took office during such period was approved by a vote of at least seventy-five percent (75%) of the directors of CSGS still in office at the time of such election or nomination for election who were directors of CSGS at the beginning of such period.

16.   Miscellaneous.  No provision of this agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and is signed by the Executive and an officer of CSGS (other than the Executive) so authorized by the Board.  No waiver by any party to this agreement at any time of any breach by any other party of, or compliance by any other party with, any condition or provision of this agreement to be performed by such other party shall be deemed to be a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this agreement have been made by any party that are not expressly set forth in this agreement.

17.   Representations of Companies.  The Companies severally represent and warrant to the Executive that they have full legal power and authority to enter into this agreement, that the execution and delivery of this agreement by the Companies have been duly authorized by their respective boards of directors, and that the performance of their respective obligations under this

436463.4

agreement will not violate any agreement between the Companies, or either of them, and any other person, firm, or organization.

18.   Non-Solicitation of Employees.  For a period of one (1) year after the effective date of the termination of the Executive's employment under this agreement for any reason, whether voluntarily or involuntarily and with or without cause, without the prior written consent of CSGS the Executive agrees (i) not to directly or indirectly employ, solicit for employment, assist any other person in employing or soliciting for employment, or advise or recommend to any other person that such other person employ or solicit for employment any person who then is an employee of the Companies (or either of them) or any of the respective subsidiaries of the Companies and (ii) not to recommend to any then employee of the Companies (or either of them) or any of the respective subsidiaries of the Companies that such employee leave the employ of such employer.

19.   Post-Termination Noncompetition.  Because the Confidential Information known to or developed by the Executive during his employment by the Companies encompasses at the highest level information concerning the plans, strategies, products, operations, and existing and prospective customers of the Companies and their respective subsidiaries and could not practically be disregarded by the Executive, the Executive acknowledges that his provision of executive services to a competitor of the Companies or either of them or any of the respective subsidiaries of the Companies soon after the termination of the Executive's employment by the Companies would inevitably result in the use of the Confidential Information by the Executive in his performance of such executive services, even if the Executive were to use his best efforts to avoid such use of the Confidential Information.  To prevent such use of the Confidential Information and the resulting unfair competition and wrongful appropriation of the goodwill and other valuable proprietary interests of the Companies and their respective subsidiaries, the Executive agrees that for a period of one (1) year after the termination of his employment by the Companies for any reason, whether voluntarily or involuntarily and with or without cause, the Executive will not, directly or indirectly:

(a)

engage, whether as an employee, agent, consultant, independent contractor, owner, partner, member, or otherwise, in a business activity which then competes in a material way with a business activity then being actively engaged in by the Companies or either of them or any of their respective subsidiaries;

(b)

solicit or recommend to any other person that such period solicit any then customer of the Companies or either or them or any of their respective subsidiaries, which customer also was a customer of the Companies or either of them or any of their respective subsidiaries at any time during the one (1) year period prior to the termination of the Executive's employment by the Companies, for the purpose of obtaining the business of such customer in competition with the Companies or either of them or any of their respective subsidiaries; or

436463.4

(c)

induce or attempt to induce any then customer or prospective customer of the Companies or either of them or any of their respective subsidiaries to terminate or not commence a business relationship with the Companies or either of them or any of their respective subsidiaries.

The Companies and the Executive acknowledge and agree that the restrictions contained in this Paragraph 19 are both reasonable and necessary in view of the Executive's positions with the Companies and that the Executive's compensation and benefits under this agreement are sufficient consideration for the Executive's acceptance of such restrictions.  Nevertheless, if any of the restrictions contained in this Paragraph 19 are found by a court having jurisdiction to be unreasonable, or excessively broad as to geographic area or time, or otherwise unenforceable, then the parties intend that the restrictions contained in this Paragraph 19 be modified by such court so as to be reasonable and enforceable and, as so modified by the court, be fully enforced.  Nothing contained in this paragraph shall be construed to preclude the investment by the Executive of any of his assets in any publicly owned entity so long as the Executive has no direct or indirect involvement in the business of such entity and owns less than 2% of the voting equity securities of such entity.  Nothing contained in this paragraph shall be construed to preclude the Executive from becoming employed by or serving as a consultant to or having dealings with a publicly owned entity one of whose businesses is a competitor of the Companies or either of them or any of the respective subsidiaries of the Companies so long as such employment, consultation, or dealings do not directly or indirectly involve or relate to the business of such entity which is a competitor of the Companies or either of them or any of the respective subsidiaries of the Companies.

20.   Joint and Several Obligations.  All of the obligations of the Companies under this agreement are joint and several; and neither the bankruptcy, insolvency, dissolution, merger, consolidation, or reorganization nor the cessation of business or corporate existence of one of the Companies shall affect, impair, or diminish the obligations under this agreement of the other of the Companies.  The compensation and benefits to which the Executive is entitled under this agreement are aggregate compensation and benefits, and the payment of such compensation or the provision of such benefits by one of the Companies shall to the extent of such payment or provision satisfy the obligations of the other of the Companies.  The Companies may agree between themselves as to which of them will be responsible for some or all of the Executive's compensation and benefits under this agreement, but any such agreement between the Companies shall not diminish to any extent the joint and several liability of the Companies to the Executive for all of such compensation and benefits.

21.   Injunctive Relief.  The Executive acknowledges that his violation of the provisions and restrictions contained in Paragraphs 11, 18, and 19 could cause significant injury to the Companies for which the Companies would have no adequate remedy at law.  Accordingly, the Executive agrees that the Companies will be entitled, in addition to any other rights and remedies that then may be available to the Companies, to seek and obtain injunctive relief to prevent any breach or potential breach of any of the provisions and restrictions contained in Paragraph 11, 18, or 19.

22.   Dispute Resolution.  Subject to the provisions of Paragraph 21, any claim by the Executive or the Companies arising from or in connection with this agreement, whether based on

436463.4

contract, tort, common law, equity, statute, regulation, order, or otherwise (a "Dispute"), shall be resolved as follows:

(a)Such Dispute shall be submitted to mandatory and binding arbitration at the election of either the Executive or the particular Company involved (the "Disputing Party").  Except as otherwise provided in this Paragraph 22, the arbitration shall be pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the "AAA").

(b)To initiate the arbitration, the Disputing Party shall notify the other party in writing within 30 days after the occurrence of the event or events which give rise to the Dispute (the "Arbitration Demand"), which notice shall (i) describe in reasonable detail the nature of the Dispute, (ii) state the amount of any claim, (iii) specify the requested relief, and (iv) name an arbitrator who (A) has been licensed to practice law in the U.S. for at least ten years, (B) has no past or present relationship with either the Executive or the Companies, and (C) is experienced in representing clients in connection with employment related disputes (the "Basic Qualifications").  Within fifteen (15) days after the other party's receipt of the Arbitration Demand, such other party shall serve on the Disputing Party a written statement (i) answering the claims set forth in the Arbitration Demand and including any affirmative defenses of such party, (ii) asserting any counterclaim, which statement shall (A) describe in reasonable detail the nature of the Dispute relating to the counterclaim, (B) state the amount of the counterclaim, and (C) specify the requested relief, and (iii) naming a second arbitrator satisfying the Basic Qualifications.  Promptly, but in any event within five (5) days thereafter, the two arbitrators so named shall select a third neutral arbitrator from a list provided by the AAA of potential arbitrators who satisfy the Basic Qualifications and who have no past or present relationship with the parties' counsel, except as otherwise disclosed in writing to and approved by the parties.  The arbitration will be heard by a panel of the three arbitrators so chosen (the "Arbitration Panel"), with the third arbitrator so chosen serving as the chairperson of the Arbitration Panel.  Decisions of a majority of the members of the Arbitration Panel shall be determinative.

(c)The arbitration hearing shall be held in Denver, Colorado.  The Arbitration Panel is specifically authorized to render partial or full summary judgment as provided for in the Federal Rules of Civil Procedure.  The Arbitration Panel will have no power or authority, under the Commercial Arbitration Rules of the AAA or otherwise, to relieve the parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this agreement, including, without limitation, the provisions of this Paragraph 22.

(d)If an arbitrator refuses or is unable to proceed with arbitration proceedings as called for by this Paragraph 22, such arbitrator shall be replaced by the party who selected such arbitrator or, if such arbitrator was selected by the two

436463.4

party-appointed arbitrators, by such two party-appointed arbitrators' selecting a new third arbitrator in accordance with Paragraph 22(b), in either case within five (5) days after such declining or withdrawing arbitrator's giving notice of refusal or inability to proceed.  Each such replacement arbitrator shall satisfy the Basic Qualifications.  If an arbitrator is replaced pursuant to this Paragraph 22(d) after the arbitration hearing has commenced, then a rehearing shall take place in accordance with the provisions of this Paragraph 22(d) and the Commercial Arbitration Rules of the AAA.

(e)Within ten (10) days after the closing of the arbitration hearing, the Arbitration Panel shall prepare and distribute to the parties a writing setting forth the Arbitration Panel's finding of facts and conclusions of law relating to the Dispute, including the reason for the giving or denial of any award.  The findings and conclusions and the award, if any, shall be deemed to be confidential information.

(f)The Arbitration Panel is instructed to schedule promptly all discovery and other procedural steps and otherwise to assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute.  The Arbitration Panel is authorized to issue monetary sanctions against either party if, upon a showing of good cause, such party is unreasonably delaying the proceeding.

(g)Any award rendered by the Arbitration Panel will be final, conclusive, and binding upon the parties, and any judgment on such award may be entered and enforced in any court of competent jurisdiction.

(h)Each party will bear a pro rata share of all fees, costs, and expenses of the arbitrators; and each party will bear all of the fees, costs, and expenses of his or its own attorneys, experts, and witnesses.

(i)Nothing contained in the preceding provisions of this Paragraph 22 shall be construed to prevent either party from seeking from a court a temporary restraining order or other injunctive relief pending final resolution of a Dispute pursuant to this Paragraph 22.

23.   No Duty to Seek Employment.  The Executive shall not be under any duty or obligation to seek or accept other employment following the termination of his employment by the Companies; and, except as expressly provided in subparagraphs (b)(iv), (d)(iv), and (e)(v) of Paragraph 10, no amount, payment, or benefit due the Executive under this agreement shall be reduced, suspended, or discontinued if the Executive accepts such other employment.

24.   Withholding of Taxes.  The Companies may withhold from any amounts payable to the Executive under this agreement all federal, state, and local taxes which are required to be so withheld by any applicable law or governmental regulation or ruling.

436463.4

25.   Validity.  The invalidity or unenforceability of any provision or provisions of this agreement shall not affect the validity or enforceability of any other provision of this agreement, which other provision shall remain in full force and effect; nor shall the invalidity or unenforceability of a portion of any provision of this agreement affect the validity or enforceability of the balance of such provision.

26.   Counterparts.  This document may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute a single agreement.

27.   Headings.  The headings of the paragraphs contained in this document are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this agreement.

28.   Applicable Law.  This agreement shall be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of Colorado.

29.   Section 409A.  The intent of the Companies and the Executive is that all payments and benefits under this agreement comply with Section 409A of the Code ("Section 409A"), to the extent subject thereto; and, accordingly, to the maximum extent permitted, this agreement shall be interpreted and administered so as to be in compliance with Section 409A. Notwithstanding anything contained in this agreement to the contrary, the Executive shall not be considered to have terminated employment with the Companies for purposes of any payments under this agreement which are subject to Section 409A until the Executive would be considered to have incurred a "separation from service" within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this agreement shall be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided to the Executive during the six-month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s separation from service (or, if earlier, the Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Executive under this agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred, and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Companies make no representation to the Executive to the Executive that any or all of the payments described in this agreement will be exempt from or comply with Section 409A and make no undertaking to preclude Section 409A from applying to any such payment.

30.   Clawback Rights.  The Executive understands that the Companies have adopted a "clawback" policy that authorizes the Companies, in certain cases, to reduce or cancel, or require the recovery of, an executive officer's annual bonus or long-term incentive compensation award, or portions thereof, if the Board determines that such bonus or award should be adjusted,

436463.4

cancelled, or recovered because the executive officer has engaged in intentional misconduct that has led to a material restatement of the financial statements of the Companies.  If the Board (or a committee thereof to which such matter has been delegated) proposes to impose such a clawback with respect to any of the Executive's compensation, then the Executive shall be entitled to be present and represented by his own legal counsel at any meeting of the Board (or of such committee) at which such proposed clawback is proposed to be acted upon.  The Companies agree to pay the reasonable attorney's fees of the Executive's legal counsel (a) for representing the Executive at any such meeting of the Board (or of such committee) and (b) for representing the Executive in contesting, whether through judicial proceedings, arbitration, or otherwise, any clawback of any of the Executive's compensation that the Board (or such committee) has approved and imposed.

31.   Restricted Stock Award Adjustments.  If automatic vesting of all unvested Restricted Stock Awards under then effective Restricted Stock Award Agreements between CSGS and the Executive would occur upon a Change of Control Termination of the Executive and such vesting would result in the imposition of a tax under Section 4999 of the Code on "excess parachute payments" (as defined in Section 280G of the Code), then the Compensation Committee of the Board will have the right in its sole discretion to reduce the aggregate number of shares of CSGS stock which will automatically vest in the Executive upon such event to an aggregate number of shares whose aggregate fair market value, net of any 280G Adjustment, is $1.00 less than (i) the amount which would result in the imposition of such tax minus (ii) the fair market value, net of any 280G Adjustment, of all other payments or benefits in the nature of compensation for purposes of Section 280G of the Code received or receivable by the Executive in connection with or as a result of the Executive's Change of Control Termination; provided, however, that such reduction shall be applied to Award Shares covered by time-based Restricted Stock Awards and Award Shares covered by performance-based Restricted Stock Awards in the order that will result in the Executive’s receipt of the greatest number of Award Shares after such reduction has occurred.  CSGS and the Executive agree that the provisions of this Paragraph 31 are applicable both to all Restricted Stock Award Agreements between CSGS and the Executive which are in effect on the date of this agreement and to all Restricted Stock Award Agreements between CSGS and the Executive which become effective after the date of this agreement and that all of such Restricted Stock Award Agreements are subject to and modified by this Paragraph 31.  The provisions of subparagraph 10(e) of this agreement also are subject to the provisions of this Paragraph 31.

[Signatures appear on the following page.]

436463.4

IN WITNESS WHEREOF, the Companies and the Executive have executed this Amended and Restated Employment Agreement on the day and year first above written.

CSG SYSTEMS INTERNATIONAL, INC.,

a Delaware corporation

By: /s/ Peter E. Kalan

CSG SYSTEMS, INC., a Delaware

corporation

By: /s/ Peter E. Kalan

   /s/ Bret C. Griess

Bret C. Griess

436463.4